EXHIBIT 10.56

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal address at 1261 Hawk’s Flight Court, El Dorado Hills, CA 95762 (“NutraCea”) and Kody Newland, an individual residing at ______________________________ (“Employee”) effective as of __________________, 2006 (“Effective Date”), as follows:

1.   Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.   Employment; Scope of Employment. Employee shall act as the Senior Vice President of Sales of NutraCea. The duties of Employee shall include but not be limited those duties set forth on the job description attached hereto as Exhibit A. NutraCea reserves the exclusive right to modify and designate Employee’s specific duties from time to time in any manner consistent with Employee’s status as Senior Vice President of Sales. In the event of a merger or acquisition of substantially all of the assets of NutraCea, a change of Employee’s title or supervisor shall not be deemed a material alteration to this Agreement.

2.1 Best Efforts; Full Working Time. Employee agrees to devote his best efforts, attention, skill and experience to the performance of Employee’s duties all in accordance with the provisions of this Agreement. Employee shall apply his entire full working time to performing these services.

2.2 Supervision and Direction of Services. All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer and President of NutraCea and the Board of Directors of NutraCea.

2.3 Rules. Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations in the normal course of business as may be hereafter implemented and shall faithfully observe and abide by the same.

2.4 Exclusive Services. During the term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, five percent (5%) shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which NutraCea deems in its sole reasonable discretion to be competitive in any way with NutraCea’s current or future business operations. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5 Non-Solicitation/Non-Compete.

2.5.1 Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea and accept an employment or an independent contractor relationship with any other business.

2.5.2 Non-Compete. To the fullest extent permissible under applicable law, Employee agrees to refrain from, unless first obtaining NutraCea’s prior written consent, directly or indirectly, engaging in, being employed by, being associated with, being under contract with, owning, managing, operating, joining, controlling, or participating in the ownership, management, operation, or control of, being connected in any manner with, or having any interest in, any business, firm, sole proprietorship, partnership or corporation that engages in substantially the same business as NutraCea in the United States for a period of two (2) years after termination of this Agreement.

2.5.3 Separate Covenants. Employee acknowledges that the nature and periods of restrictions imposed by the covenants contained herein are fair, reasonable, and that the Company would sustain great and irreparable loss and damage if Employee in any manner were to breach any of such covenants. Accordingly, in the event of an actual or threatened breach of the covenants by Employee, in addition to all other remedies which NutraCea may have, NutraCea shall be entitled to enforce the specific performance of this Agreement and to seek both immediate, temporary and permanent injunctive relief (to the extent permitted by law) restraining such actual or threatened breach. Employee waives any requirement that NutraCea post any bond or other security in order to obtain such injunctive relief. It is understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants, one for each line of business engaged in by NutraCea. Each separate covenant shall hereinafter be referred to as “separate covenant.” If any court or tribunal of competent jurisdiction shall refuse to enforce one or more of the separate covenants because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such separate covenant or separate covenants shall not be void but that for the purpose of such proceedings and such time limitation shall be deemed to be reduced to the extent necessary to permit the enforcement of such separate covenant or separate covenants. If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the separate covenants because, taken together, they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed to be reasonable, it is expressly understood and agreed between the parties hereto that such separate covenant or separate covenants shall not be void but that for the purposes of such proceedings, the restrictions contained therein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit the enforcement of such separate covenant or separate covenants.

2.6 Office Location. Employee shall be based out of the Phoenix Metropolitan area, but it is understood and acknowledged that the position entails substantial travel, primarily throughout the United States of America including travel to and from the corporate headquarters in El Dorado Hills, California.

3.   Term and Termination; Payments upon Termination.

3.1 Term and Termination. Unless earlier terminated for Cause (as defined below), NutraCea hereby employs the Employee for a period commencing upon the Effective Date and ending twenty-four (24) months following the Effective Date, unless earlier terminated pursuant hereto (the “Term”). The term may be extended by mutual agreement of the parties on a month to month basis.

3.1.1 Termination for Cause. For purposes of this Section 3, “Cause” shall be defined as the following:

a.	NutraCea may immediately terminate Employee’s employment pursuant to the terms of this Agreement for the following reasons by giving written notice of the termination to Employee:

i.
Employee, in the reasonable determination of the Board of Directors of NutraCea, has found the Employee to be grossly negligent or engaged in material willful or gross misconduct in the performance of her duties; and only if the Board has filed a civil lawsuit for the same claim, or

ii.	Employee has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct; or
iii.	Employee has taken other actions or omitted to take any actions such that such action or omissions constitute legal cause for termination under California or Arizona law, as then in effect,

b.
NutraCea may terminate Employee’s employment pursuant to the terms of this Agreement upon Employee’s failure to cure the deficiency within ten (10) days of receipt of written notice from NutraCea for the following reasons:

i.	Employee has materially breached the terms hereof; or
ii.	Employee has failed to meet written standards (including but not limited for sales performance standards) established by NutraCea for the performance of duties hereunder;

3.2 Payments Upon Termination.

3.2.1Termination for Cause or Termination by Employee. Following any termination by NutraCea for Cause or by Employee for any reason, Employee shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation through the date of termination, including but not limited to, salary and vacation pay and Employee may retain the vested portion of any stock and options properly and duly granted to Employee as of such date, subject and pursuant to the terms of any option agreements or stock purchase agreements entered into between NutraCea and Employee;

3.2.2 Termination without Cause by NutraCea. Following any termination by NutraCea without Cause, Employee shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary and vacation pay and a lump sum payment equal to Employee’s salary for the balance remaining of the term of this Agreement pursuant to Section 3.1. up to a maximum of twelve (12) months. In addition, Employee may retain the vested portion of any stock and options properly and duly granted to Employee as of such date, subject and pursuant to the terms of any option agreements or stock purchase agreements entered into between NutraCea and Employee;

3.2.3 Death or Disability. Upon the death or disability of Employee, Employee or Employee’s estate shall be entitled to and NutraCea shall pay Employee or Employee’s estate any accrued but unpaid amounts due to Employee under the terms of this Agreement through the date of death or disability (For purposes of this Section, “disability” shall mean that for a period of three (3) months in any 12-month period the Employee is incapable of substantially fulfilling her duties because of physical, mental or emotional incapacity from injury, sickness or disease.

Employee’s Initials __________	NutraCea’s Initials ___________

4.   Compensation; Benefits.

4.1 Salary. Employee shall be paid at a rate, which if annualized, equals one hundred fifty thousand dollars ($150,000) per year subject to normal payroll withholdings and NutraCea’s standard payroll practices. On a yearly basis, Employee’s salary shall be adjusted to compensate for cost of living adjustments in the Sacramento metropolitan area.

4.2 Options.

4.2.1 Option Grant. Subject to approval by the Board of Directors of NutraCea, NutraCea shall grant to Employee options to purchase up to Five Hundred Thousand (500,000) shares of NutraCea’s restricted common stock (the “Option”). Such Option shall be subject to the terms and conditions of a stock option agreement (“Stock Option Agreement”) between NutraCea and Employee. The Exercise Price (as defined in the Stock Option Agreement) shall be equal to the greater of (i) one dollar ($1.00) per share; or (ii) the closing bid price of NutraCea’s common stock on the date of grant as reported on the over-the-counter bulletin board.

[4.2.2 Acceleration of Vesting. Subject to the Stock Option Agreement, upon any Change of Control (as defined below) of NutraCea, one hundred percent (100%) of the shares subject to the Option shall vest and become exercisable. Thereafter, the Option will continue to be subject to the terms and provisions of the Stock Option Agreement. For purposes of this Agreement, “Change of Control” of NutraCea is defined as the date of the consummation of a merger or consolidation of NutraCea with any other corporation which results in the voting securities of NutraCea outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NutraCea or such surviving entity outstanding immediately after such merger or consolidation or the date of the consummation of the sale or disposition by NutraCea of all or substantially all of NutraCea's assets.]

4.2.3 Lock-Up. In addition to the terms set forth in this Section 4.2 and the standard provisions set forth in the Stock Option Agreement, Employee agrees to a lock-up provision prohibiting Employee from selling the common stock obtained by Employee upon exercise of the Option until after December 31, 2007, unless the express written consent of NutraCea is first obtained. Employee’s Stock Option Agreement shall contain restrictions upon Employee selling such common stock in accordance with the terms of this Section.

4.3 Vacation and other Standard Benefits. Employee shall initially be entitled to three (3) weeks of paid vacation time per year for the first year of employment and four (4) weeks of paid vacation time during Employees second year of employment and thereafter. Employee may not accrue vacation time in excess of such four (4) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy. Employee and Employee’s immediate family shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee shall be entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by NutraCea in accordance with NutraCea’s standard policies for employees and conditioned upon Employee’s prior presentation to NutraCea’s accounting department of appropriate receipts or such other verification of expenses as NutraCea may require from time to time. Any air travel that is business-related domestically will be booked at economy class, but can be upgraded to a higher class at Employee’s option and Employee’s sole expense. Any international travel will be booked in business class. Hotel accommodations will be booked in reasonable accommodations, as deemed appropriate in the sole discretion of NutraCea. Employee shall also be entitled to participate in NutraCea’s 401(k) program pursuant to the eligibility conditions of the Company’s plan.

4.4 Bonuses. Employee from time to time may receive bonuses at the sole discretion of the CEO/President of NutraCea and on such terms and conditions as the CEO/President may establish. Any such bonus shall be subject to approval and ratification by the Compensation Committee of the Board of Directors of NutraCea.

4.5 Car Allowance. Employer shall provide Employee with an automobile allowance in the amount of $600.00 per month. Notwithstanding the foregoing, Employer shall not be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.

5.   Employment Information. Employee represents and warrants to NutraCea that information provided by Employee in connection with Employee’s employment and any supplemental information provided to NutraCea is complete, true and materially correct in all respects. Employee has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Employee to NutraCea. Employee shall immediately notify NutraCea in writing of any change in the accuracy or completeness of all such information.

6.   Trade Secrets and Confidential Information. Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit B. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment. Employee further agrees to execute, deliver and perform, during the Term of Employee’s employment with Employer and thereafter, any other reasonable confidentiality and non-disclosure agreements concerning Employer and any of its affiliates and its business and products, which Employer promulgates for other key employees and executives.

7.   Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, 5 and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, 5 or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.   Miscellaneous.

8.1 Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of California, excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Sacramento, California.

8.2. Entire Agreement. This Agreement, the Proprietary Information Agreement described in Section 6 and the Stock Option Agreement referenced in Section 4.2 contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3 Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one (1) day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4 Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5 Legal Fees. Each party will bear its own legal fees relating to the negotiation of this Agreement and related documents.

8.6 Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought.

8.7 No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of Employee hereunder. NutraCea may assign this Agreement in the event of a merger or acquisition.

8.8 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9 Resolution of Disputes.

8.9.1 Resolution of Disputes. NutraCea and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute") shall be resolved by binding arbitration as provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a Dispute except as provided in this paragraph.

8.9.2  Binding Arbitration.  Any Dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any Dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act. (California Code of Civil Procedure section 1280, et seq., including the provision of California Code of Civil Procedure section 1283.05.)

8.9.3 Appointment of Arbitrator. The arbitrator shall be a neutral arbitrator mutually selected by NutraCea and Employee from the American Arbitration Association and will be governed by the rules of the Association. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

8.9.4 Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5  Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento County, California.

8.9.6  Applicable Law. The law applicable to the arbitration of any Dispute shall be the law of the State of California, excluding its conflicts of law rules.

8.9.7  Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., § 1280 et seq.). The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8  Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

8.9.9 Costs of Arbitration; Attorneys’ Fees. NutraCea shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had he not been required to arbitrate the Dispute, but instead had been free to bring the action in court. Each party shall bear its own attorneys’ fees. However, NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10  Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND EMPLOYEE WAIVES ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE WAIVES EMPLOYEE’S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. EMPLOYEES AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10 Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

NutraCea

Print Name:
Title:

Employee: Kody Newland

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

JOB DESCRIPTION

EXHIBIT B

PROPRIETARY RIGHTS AGREEMENT